Exhibit 99.2

NEWS RELEASE
Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces Appointment of Jason Downie and Wallace Henderson to

the Board of Directors of its General Partner

DALLAS, Texas, August 5, 2014 – Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) today announced changes to the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC, Southcross’ general partner. These changes are in association with the closing of the previously announced transaction to combine Southcross Energy LLC, which previously controlled Southcross’ general partner, with TexStar Midstream Services, LP. Mr. Jason Downie of Tailwater Capital (“Tailwater”) and Mr. Wallace Henderson of EIG Global Energy Partners (“EIG”) have been elected to the Board with the closing of the transaction.

Mr. Downie has over 19 years of investment experience and co-founded Tailwater in January 2013. At Tailwater, Mr. Downie’s primary responsibilities include deal sourcing, transaction execution and monitoring of portfolio companies as well as executive leadership of Tailwater. Prior to co-founding Tailwater, Mr. Downie was a partner with HM Capital and served on the investment committee. Mr. Downie joined HM Capital in August 2000 from Rice, Sangalis Toole and Wilson, a mezzanine private equity firm, where he was an associate. Prior to Rice, Sangalis Toole and Wilson, Mr. Downie was an associate in the equity trading group with Donaldson, Lufkin & Jenrette, responsible for energy and transportation. Mr. Downie received his BBA and MBA from the University of Texas at Austin.

Mr. Henderson has over 25 years of energy investment experience. He is currently a Managing Director and senior member of EIG’s investment team where he oversees the firm’s global investment activities in midstream oil and gas. Prior to joining EIG, Mr. Henderson was a senior financial consultant to Coskata, Inc., an energy technology company. Mr. Henderson also spent five years with UBS where he ran the firm’s New York-based energy group and led capital raising and advisory assignments for a wide range of energy companies and sponsors including EIG. Prior to his role with UBS, Mr. Henderson was an energy investment banker at Credit Suisse for 18 years where he specialized in oil and gas project finance and corporate capital raising and M&A for large US and Latin American oil companies. Mr. Henderson received his BA in economics from Kenyon College and his MBA from Columbia University.

The new board appointments are being announced in connection with the departure from the Board of Kim Davis and Sam Bartlett from Charlesbank Capital Partners (“Charlesbank”), who have resigned from the board effective with closing of the transaction. Jon Biotti of Charlesbank remains on the Board.

“We are pleased to welcome our new EIG and Tailwater sponsors to the Southcross Board,” said David Biegler, Chairman and Chief Executive Officer of Southcross’ general partner. “The advice and support of Kim and Sam have been instrumental to our business, and I want to thank them for their commitment to Southcross since its inception.”

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,000 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contacts:

Southcross Energy Partners, L.P.

Kristin Donnally, (214) 979-3720

Investor Relations

investorrelations@southcrossenergy.com